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LETTERHEAD OF COOPERS & LYBRAND




                        CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the inclusion in this Post Effective Amendment No. 1 to the registration statement on Form SB-2 (File No. 333-14519) of our report, which includes an emphasis of a matter paragraph regarding the Company's need for additional capital resources, dated February 21, 1997, except for the second paragraph of Note 1 as to which the date is July 18, 1997, on our audits of the financial statements of HealthDesk Corporation. We also consent to the reference to our firm under the caption "Experts."






/s/ Coopers & Lybrand L.L.P.
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Coopers & Lybrand L.L.P.

San Francisco, California
July 29, 1997